Exhibit: 99.1
NYSE: ONB
www.oldnational.com
FINANCIAL NEWS
April 28, 2008
OLD NATIONAL REPORTS FIRST-QUARTER EARNINGS OF
$19.3 MILLION, OR $.29 PER SHARE, UP 81.3% OVER PRIOR
YEAR FIRST QUARTER
•	CONTINUED IMPROVEMENT IN NET INTEREST MARGIN

•	FEES, SERVICES CHARGES AND OTHER REVENUE UP 15.1%

•	NONINTEREST EXPENSES WELL CONTAINED
Contacts:

Financial Community:	Media:
Lynell J. Walton — (812) 464-1366	Kathy A. Schoettlin — (812) 465-7269
Vice President — Investor Relations	Vice President — Public Relations

First-Quarter vs. Fourth-Quarter Highlights:
•	End of period commercial loans increase $45.6 million

•	Net interest margin expands 12 basis points to 3.68%

•	Efficiency ratio improves to 63.87%
Old National Bancorp (NYSE: ONB) today announced first-quarter net income of $19.3 million, or $.29 per share. These first quarter per-share results represent an 81.3% increase over the $.16 per share earned in the first quarter of 2007 and a 14.7% decline from the $.34 per share earned in the fourth quarter of 2007. Old National executed various strategic initiatives during the first quarter of 2007 to improve its operating platform. These initiatives, which included balance sheet restructuring, workforce reductions, and cost associated with eight branch closures resulted in pre-tax charges of $7.7 million, or approximately $.08 on an after-tax per share basis, during that quarter. The fourth quarter of 2007 included $4.3 million in upfront gains from the sale leaseback transactions executed by the Company.
As was previously disclosed in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on April 7, 2008, the first quarter of this year was impacted by an additional $17.0 million in provision for loan losses relating to the misconduct of a former Indianapolis loan officer. In an unrelated matter, Old National also disclosed the benefit from an approximate $6.6 million reversal of income tax liability related to previous accruals for uncertain tax positions. In addition, the first quarter of 2008 contained gains of $4.5 million on calls and sales of securities and $1.5 million related to the redemption of Class B VISA shares along with a loss of $.7 million on derivatives.

“We are especially pleased with our overall first-quarter earnings, given the additional provision expense due to our previously disclosed Indianapolis event and the difficult operating environment facing financial institutions today,” stated President and CEO Bob Jones. “Our first-quarter performance was ahead of Wall Street consensus estimates and this marks the fourth quarter in a row that we have beaten these estimates. The growth in our commercial loan portfolio as well as the improvement in both our net interest margin and efficiency ratio are indicative of the consistent disciplined execution of our three strategic imperatives. I am confident the hard work every Old National associate puts forth in improving our credit quality will not be tarnished by the impact of a single individual. The fundamentals of Old National remain strong as we continue the path forward in improving our performance and providing consistent returns for our shareholders. It is with this confidence that I am pleased to reaffirm our earnings outlook for 2008 at $1.13 to $1.19 per share.”
Strategic Imperatives
Old National continues to be guided by three strategic imperatives that are critical in establishing the Company’s presence as a high-performing financial institution:
1.	Strengthen the risk profile.

2.	Enhance management discipline.

3.	Achieve consistent quality earnings.
Strengthen the Risk Profile
Given the current economic environment, Old National’s credit administration practices continue to yield positive results. Aside from the loan officer misconduct in Indianapolis, credit quality was well controlled, as shown below:

								1Q08
($ in millions)	2003	2004	2005	2006	2007	1Q08	(A)*	Less (A)
Non-Performing Loans	$104.6	$54.9	$55.6	$41.6	$40.8	$70.2	$23.0	$47.2
Net Charge-Off Ratio	1.21%	.61%	.60%	.37%	.44%	.52%	.26%	.26%
Provision for Loan Losses	$85.0	$22.4	$23.1	$7.0	$4.1	$21.9	$17.0	$4.9

(A)*	Impact associated with misconduct of former Indianapolis loan officer
Old National recorded provision for loan losses of $21.9 million during the first quarter of 2008. Included in this total was $17.0 million associated with the misconduct of a former Indianapolis loan officer and subsequent deterioration of the credits.
The allowance for loan losses at March 31, 2008, was $72.2 million, a $15.7 million increase from the end of 2007 and a $.9 million increase from March 31, 2007. As a percentage of total loans, the allowance at March 31, 2008, was 1.54%, compared to 1.20% at the end of 2007 and 1.46% at March 31, 2007.
Chief Credit Officer Daryl Moore stated, “In light of the current economic challenges, our results in the first quarter, exclusive of the Indianapolis events, continued to reflect the efforts we have put forth over the last several years with regard to loan underwriting and administration. While continuing credit quality challenges are certainly a strong possibility in the coming quarters, we believe we have in place the infrastructure, systems and experienced personnel to manage through this difficult cycle.”

Enhance Management Discipline
Capital Management
Old National repurchased no shares of common stock through the open market in the first quarter of 2008. In December 2005, the board approved the repurchase of up to 6.0 million shares of stock over a three-year period ending December 31, 2008. As of March 31, 2008, the Company has 4.3 million shares available to repurchase during 2008, the final year covered under this three-year authorization.
Average equity as a percentage of average assets increased to 8.75% from 8.51% at December 31, 2007. Tangible equity as a percentage of tangible assets increased to 6.44% from 6.03% at the end of 2007. Refer to Table 1 for Non-GAAP reconciliation of the tangible capital ratios.
“We continue to be mindful of the importance of a strong capital position during this time of uncertainty in our economy,” stated Chris Wolking, Chief Financial Officer. “We are pleased our capital ratios remain strong while at the same time our earnings supported our increased first-quarter cash dividend.”
Expense Management
Noninterest expenses totaled $70.9 million for the first quarter of 2008 compared to the $73.0 million and $71.0 million reported for the first and fourth quarters of 2007, respectively. The first quarter of 2007 included $3.4 million of costs associated with strategic initiatives to improve the operating platform. Rent expense, primarily relating to the sale leaseback transactions, amounted to $2.6 million, $5.6 million and $6.2 million for the first and fourth quarters of 2007 and the first quarter of 2008, respectively.
Achieve Consistent Quality Earnings
Balance Sheet & Margin
Total commercial loans and leases increased $45.6 million from $1.695 billion at December 31, 2007, to $1.740 billion at March 31, 2008. During the first quarter, consumer loans, excluding home equity lines, declined just $6.8 million, or .7%. The Company’s cautious approach to the commercial real estate sector continued to drive down outstandings in that portfolio with a $35.1 million decline from December 31, 2007, levels.
Total investments at March 31, 2008, were $2.220 billion, down $97.4 million from December 31, 2007, levels. This change was primarily attributable to $383.8 million in securities that were called by the issuers or sold during the quarter, resulting in gains of $4.5 million. As a result, the investment portfolio declined to 28.7% of total assets at March 31, 2008, compared to 29.5% at the end of 2007.
Total core deposits, including demand and interest-bearing deposits, totaled $5.216 billion at March 31, 2008, down $231.2 million from the $5.447 billion at December 31, 2007. Importantly, in the first quarter the Company saw a slight increase in end of period noninterest-bearing demand deposits along with a decline in interest-bearing deposit rates from 3.11% in the fourth quarter of 2007 to 2.59% for the first quarter of 2008.

On a fully tax equivalent basis, net interest income during the first quarter of 2008 was $64.2 million and represented a net interest margin on total average earning assets of 3.68%. This compared favorably to net interest income of $62.2 million and a margin of 3.56% for the fourth quarter of 2007.
Chief Financial Officer Chris Wolking noted, “In the first quarter, we benefited from our disciplined deposit pricing, the 2007 sale leaseback of our financial services facilities and the fact that our net interest income increased from falling short-term interest rates during the quarter. The increase in noninterest-bearing demand deposits at the end of the period should also prove beneficial to our net interest margin in 2008.”
Fees, Service Charges and Other Revenue
Total fees, service charges and other revenue totaled $43.1 million for the first quarter of 2008, compared to $37.4 million for the first quarter of 2007 and $43.7 million in the fourth quarter of 2007. The first quarter of 2008 contained $2.4 million in seasonal contingency revenue from the insurance business, compared to $1.2 million during the first quarter of 2007. Also included in the first quarter of 2008 was a $1.5 million gain related to the redemption of Class B VISA shares.
Upfront gains recorded from the Company’s sale leaseback transactions contributed $4.3 million to the fourth quarter of 2007 while none were reported during the first quarters of 2007 and 2008. The amortization of the deferred gains from these transactions contributed $1.6 million and $1.2 million, respectively, for the first quarter of 2008 and the fourth quarter of 2007.
About Old National
Old National Bancorp is the largest financial services holding company headquartered in Indiana and, with $7.7 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns one of the largest independent insurance agencies headquartered in Indiana, offering complete personal and commercial insurance solutions. For more information and financial data, please visit the Company’s website at www.oldnational.com.
Conference Call
Old National will hold a conference call at 10:00 a.m. Central on Monday, April 28, 2008, to discuss first-quarter 2008 financial results, strategic developments, and the Company’s earnings outlook for 2008. The live audio web cast of the call, along with the corresponding presentation slides, will be available on the Company’s Shareholder Relations web page at www.oldnational.com and will be archived there for 12 months. A replay of the call will also be available from 1:00 p.m. Central on April 28 through May 12. To access the replay, dial 1-800-642-1687, conference code 32127117.

Forward-Looking Statement
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, descriptions of Old National’s financial condition, results of operations, asset and credit quality trends and profitability. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to, market, economic, operational, liquidity, credit and interest rate risks associated with Old National’s business, competition, government legislation and policies, ability of Old National to execute its business plan and to remediate the credit issues identified in this release, changes in the economy which could materially impact credit quality trends and the ability to generate loans and gather deposits, failure or circumvention of our internal controls, failure or disruption of our information systems, significant changes in accounting, tax or regulatory practices or requirements, other matters discussed in this press release and other factors identified in the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date of this press release, and Old National undertakes no obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.
Table 1: Non-GAAP Reconciliation

	March 31,	December 31,
(end of period balances - $ in millions)	2008	2007
Total Shareholders’ Equity	$675.4	$652.9
Deduct: Goodwill and Intangible Assets	(190.3)	(191.0)

Tangible Shareholders’ Equity	$485.1	$461.9

Total Assets	$7,723.5	$7,846.1

Add: Trust Overdrafts	.1	1.7
Deduct: Goodwill and Intangible Assets	(190.3)	(191.0)

Tangible Assets	$7,533.2	$7,656.8

Tangible Equity to Tangible Assets	6.44%	6.03%

OLD NATIONAL BANCORP
Financial Highlights

	Three-Months Ended
($ in thousands except per-share data)	March 31,	December 31,
(FTE) Fully taxable equivalent basis.	2008	2007	Change	% Change
Income Data:
Net Interest Income (FTE)	$64,186	$62,206	$1,980	3.2
Fees, Service Charges and Other Revenues	43,052	43,743	(691)	(1.6)
Securities Gains (Losses)	4,519	140	4,379	N/M
Derivative Gains (Losses)	(695)	188	(883)	N/M
Total Revenue (FTE)	111,062	106,277	4,785	4.5
Provision for Loan Losses	21,905	1,673	20,232	N/M
Noninterest Expense	70,936	71,036	(100)	(.1)
Income before Taxes	18,221	33,568	(15,347)	(45.7)
Provision for Taxes (FTE)	(1,119)	11,583	(12,702)	(109.7)
Net Income	19,340	21,985	(2,645)	(12.0)

Per Share Data: (Diluted) (a)
Net Income	.29	.34	(.05)	(14.7)
Average Diluted Shares Outstanding	65,754	65,707	47	.1
Book Value	10.20	9.86	.34	3.4
Stock Price	18.00	14.96	3.04	20.3

Performance Ratios:
Return on Average Assets	1.01%	1.14%	(.13)%	(11.4)
Return on Average Equity (b)	11.51	13.39	(1.88)	(14.0)
Net Interest Margin (FTE)	3.68	3.56	.12	3.4
Other Expense to Revenue (Efficiency Ratio)	63.87	66.84	(2.97)	(4.4)
Net Charge-offs to Average Loans (c)	.52	.79	(.27)	(34.2)
Reserve for Loan Losses to Ending Loans (c)	1.54	1.20	.34	28.3
Non-Performing Loans to Ending Loans (c)	1.50	.87	.63	72.4

Balance Sheet:
Average Assets	$7,682,000	$7,723,558	$(41,558)	(.5)
End of Period Balances:
Assets	7,723,466	7,846,126	(122,660)	(1.6)
Investments (Including Money Market Investments)	2,219,628	2,316,980	(97,352)	(4.2)
Commercial Loans	1,740,278	1,694,736	45,542	2.7
Commercial Real Estate Loans	1,235,302	1,270,408	(35,106)	(2.8)
Consumer Loans	1,176,708	1,187,764	(11,056)	(.9)
Residential Real Estate Loans	528,534	533,448	(4,914)	(.9)
Residential Real Estate Loans Held for Sale	10,155	13,000	(2,845)	(21.9)
Earning Assets	6,910,605	7,016,336	(105,731)	(1.5)
Core Deposits (Excluding Brokered CDs)	5,216,228	5,447,402	(231,174)	(4.2)
Borrowed Funds (Including Brokered CDs)	1,605,648	1,510,950	94,698	6.3
Shareholders’ Equity	675,393	652,881	22,512	3.4

(a)	Assumes conversion of stock options and restricted stock.

(b)	Based on average shareholders’ equity of $672,288 and $656,945, respectively, for March 31, 2008, and December 31, 2007.

(c)	Includes residential loans held for sale.

N/M	Not meaningful.

OLD NATIONAL BANCORP Financial Highlights

	Three-Months Ended
($ in thousands except per-share data)	March 31
(FTE) Fully taxable equivalent basis.	2008	2007	Change	% Change
Income Data:
Net Interest Income (FTE)	$64,186	$56,031	$8,155	14.6
Fees, Service Charges and Other Revenues	43,052	37,410	5,642	15.1
Securities Gains (Losses)	4,519	(2,667)	7,186	N/M
Derivative Gains (Losses)	(695)	14	(709)	N/M
Total Revenue (FTE)	111,062	90,788	20,274	22.3
Provision for Loan Losses	21,905	2,445	19,460	N/M
Noninterest Expense	70,936	73,033	(2,097)	(2.9)
Income before Taxes	18,221	15,310	2,911	19.0
Provision for Taxes (FTE)	(1,119)	4,520	(5,639)	(124.8)
Net Income	19,340	10,790	8,550	79.2

Per Share Data: (Diluted) (a)
Net Income	.29	.16	.13	81.3
Average Diluted Shares Outstanding	65,754	65,863	(109)	(.2)
Book Value	10.20	9.65	.55	5.7
Stock Price	18.00	18.18	(.18)	(1.0)

Performance Ratios:
Return on Average Assets	1.01%	.52%	.49%	94.2
Return on Average Equity (b)	11.51	6.74	4.77	70.8
Net Interest Margin (FTE)	3.68	3.00	.68	22.7
Other Expense to Revenue (Efficiency Ratio)	63.87	80.44	(16.57)	(20.6)
Net Charge-offs to Average Loans (c)	.52	.38	.14	36.8
Reserve for Loan Losses to Ending Loans (c)	1.54	1.46	.08	5.5
Non-Performing Loans to Ending Loans (c)	1.50	1.23	.27	22.0

Balance Sheet:
Average Assets	$7,682,000	$8,241,355	$(559,355)	(6.8)
End of Period Balances:
Assets	7,723,466	8,331,644	(608,178)	(7.3)
Investments (Including Money Market Investments)	2,219,628	2,630,668	(411,040)	(15.6)
Commercial Loans	1,740,278	1,667,194	73,084	4.4
Commercial Real Estate Loans	1,235,302	1,454,150	(218,848)	(15.0)
Consumer Loans	1,176,708	1,199,108	(22,400)	(1.9)
Residential Real Estate Loans	528,534	560,780	(32,246)	(5.8)
Residential Real Estate Loans Held for Sale	10,155	18,976	(8,821)	(46.5)
Earning Assets	6,910,605	7,530,876	(620,271)	(8.2)
Core Deposits (Excluding Brokered CDs)	5,216,228	6,293,562	(1,077,334)	(17.1)
Borrowed Funds (Including Brokered CDs)	1,605,648	1,289,613	316,035	24.5
Shareholders’ Equity	675,393	640,671	34,722	5.4

(a)	Assumes conversion of stock options and restricted stock.

(b)	Based on average shareholders’ equity of $672,288 and $639,968, respectively, for March 31, 2008, and 2007.

(c)	Includes residential loans held for sale.

N/M	Not meaningful.